SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

       Preliminary proxy statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       Definitive proxy statement

       Definitive additional materials

       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

A. M. Castle & Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

March 31, 2006

Dear Castle Stockholder:

      You are cordially invited to attend A. M. Castle & Co.’s 2006 annual meeting of stockholders, which will be held on Thursday, April 27, 2006, beginning at 10:00 a.m., Central Daylight Savings Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.

      At the meeting we will report to you on current business conditions and recent developments at Castle. Our new President & CEO, Michael Goldberg, looks forward to meeting you and discussing his vision for Castle. Members of the Board of Directors and many of our executives will be present to discuss the affairs of Castle with you.

      Whether or not you plan to attend the annual meeting, it is important that you sign, date and return your proxy as soon as possible. If you do attend the annual meeting and wish to vote in person, your proxy will then be revoked at your request so that you can vote personally. Therefore, I urge you to return your proxy even if you currently plan to be with us for the annual meeting.

      I look forward, with other members of management, to the opportunity of meeting you on April 27th.

Sincerely,

G. Thomas McKane

A. M. CASTLE & CO.

3400 North Wolf Road
Franklin Park, IL 60131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
AUDIT COMMITTEE’S REPORT TO STOCKHOLDERS
STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTOR’S COMPENSATION
HUMAN RESOURCES COMMITTEE’S REPORT TO STOCKHOLDERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
FIVE-YEAR STOCKHOLDER RETURN COMPARISON
1999 -- 2005
OTHER MATTERS
STOCKHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 31, 2006

      NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders of A. M. Castle & Co. (“Castle”) will be held at Castle’s principal executive offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 27, 2006, beginning at 10:00 a.m., Central Daylight Savings Time, for the purposes of considering and acting upon the following:

      1. The election of ten directors of Castle; and

      2. The transaction of any other business that may properly come before the annual meeting.

      Stockholders of record at the close of business on March 3, 2006, only, are entitled to notice of, and to vote at, the annual meeting.

      Stockholders are urged to execute and return the accompanying proxy in the enclosed envelope, whether or not they plan to attend the annual meeting. A stockholder may revoke the proxy at any time before it is voted at the annual meeting. No postage is needed if it is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

JERRY M. AUFOX
Secretary

A. M. CASTLE & CO.

3400 North Wolf Road
Franklin Park, IL 60131

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 27, 2006

       The Board of Directors of A. M. Castle & Co. (“Castle”) is soliciting the enclosed proxy for use at Castle’s 2006 annual meeting of stockholders. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is voted at the annual meeting by notifying the Corporate Secretary of Castle in writing or by attending the annual meeting and notifying the Corporate Secretary of Castle at the annual meeting, although mere attendance at the annual meeting will not automatically revoke a proxy. Holders of shares of Castle’s common stock, and Series A Cumulative Convertible Preferred stock, on a converted basis, are entitled to one vote per share on all matters to come before the annual meeting. As of the close of business on March 1, 2006, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting, there were 16,631,067 outstanding shares of Castle’s common stock and, on a converted basis, 1,793,722 shares of Series A Preferred stock.

      All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by Castle, including, upon request, expenses incurred by brokerage houses and fiduciaries in forwarding proxies and proxy statements to their principals. The original solicitation of proxies by mail may be supplemented by telephone, telegraph, facsimile, written and personal solicitation by officers, directors and employees of Castle; however, no additional compensation will be paid to those individuals for these activities.

      Castle’s annual report to stockholders for the year ended December 31, 2005 is enclosed with this proxy statement. Castle is first mailing this proxy statement and the enclosed proxy to stockholders on or about March 31, 2006.

PROPOSAL ONE: ELECTION OF DIRECTORS

      Ten directors, constituting the entire Board of Directors, will be elected at the annual meeting. Proxies received by the Board of Directors will be voted for the election of the nominees named below, unless otherwise specified. If any of the nominees unexpectedly becomes unavailable for election, votes will be cast pursuant to authority granted by the enclosed proxy for another person designated by the Board of Directors. The persons elected as directors will serve a term of one year until the 2007 annual meeting of stockholders and until their successors are elected and qualify.

Nominee Information

      The following information is given for individuals who have been recommended for election by the Governance Committee of the Board of Directors. Set forth is the name of each nominee, the corporation or other organization which is the principal employer of the nominee, the year in which each nominee first became a director of Castle, the nominee’s age and any committee of the Board of Directors on which each nominee serves.

Brian P. Anderson	Director since 2005	Age 55

Former Executive Vice President/CFO of Office Max, Inc. (a
	distributor of business to business and retail office products) November 2004 to January 2005. Prior to assuming this position Mr. Anderson was Senior Vice President/CFO of Baxter Internati (medical products and services), from May 1977 to June 2004. Mr Anderson is a member of the Board of Directors of W.W. Grainger Pulte Homes Inc.	, from in 2004, onal . , Inc. and

Member of the Audit Committee.

Thomas A. Donahoe	Director since 2005	Age 70

Retired Vice Chair of Price Waterhouse LLP since June, 1996 (an independent auditing firm). Mr. Donahoe is a director of NiCor, Inc. and Andrew Corp.

Member of the Audit Committee

Michael H. Goldberg	Director since 2006	Age 52

President and Chief Executive Officer of Castle since January 2006. Prior to joining Castle he was Executive Vice President of Integris Metals Corp. (an aluminum and stainless steel metal service center) from November 2001 to January 2005. From August 1998 to November 2001 Mr. Goldberg was Executive Vice President of North American Metals Distribution Group, a division of Rio Algom Ltd.

William K. Hall	Director since 1984	Age 62

Chairman of Procyon Technologies, Inc. (aerospace/defense component manufacturer). Dr. Hall served as Chairman and Chief Executive of Procyon Technologies, Inc. from 2000 to 2004. He was an Executive Consultant from 1999 to 2000 and, from 1996 until his retirement in 1999, Chairman and Chief Executive Officer of Falcon Building Products, Inc. (diversified manufacturer of building products). Dr. Hall is also a director of Actuant Corporation, Procyon Technologies, W.W. Grainger, Inc. and Great Plains Energy, Inc.

Chairman of the Governance Committee and Member of the Human Resources Committee

Robert S. Hamada	Director since 1984	Age 68

Edward Eagle Brown Distinguished Service Professor Emeritus of Finance, Graduate School of Business University of Chicago since 2003. Dean University of Chicago, Graduate School of Business 1993 to 2001. Dr. Hamada is also a director of the National Bureau of Economic Research and Federal Signal Corp.

Member of the Human Resources Committee

Patrick J. Herbert, III	Director since 1996	Age 56

President of Simpson Estates, Inc. (private asset management firm) since 1992. Member of the Human Resources Committee

John McCartney	Director since 1998	Age 53

Chairman of the Board of Westcon Group, Inc. (a network equipment distribution company). Vice Chairman of Datatec, Ltd. (technology holding company) from 1998 to 2004. From 1997 to 1998, Mr. McCartney was President of Client Access Business Unit of 3Com Corporation (computer networking company). McCartney is also a Director of Huron Consulting Group, Inc. and Federal Signal Corporation.

Chairman of the Audit Committee, Member of the Governance Committee and Lead Director

G. Thomas McKane	Director since 2000	Age 62

Chairman of the Board of Castle since January 2006. Mr. McKane acted as Chairman of the Board and Chief Executive Officer of Castle from January 2004 to January 2006 and as President and Chief Executive Officer of Castle from May 2000 to January 2004. From 1997 to May 2000, Senior Vice President of Emerson Electric Co. (electronic and electrical product manufacturer now known as Emerson, Inc.). Mr. McKane is also a Director of Woodhead Industries, Inc. and American Woodmark Corporation.

John W. Puth	Director since 1995	Age 76

Managing Member of J.W. Puth Associates LLC (consulting firm) since 1989. Mr. Puth has acted as General Partner JDA Partners LP (investment partnership) since 1994. He was the General Partner of BVCF III and IV (institutional venture capital funds) 1998 — 2003. Mr. Puth is also a director of L.B. Foster, Inc and Adams Street Partners LP.

Member of the Human Resources Committee and the Audit Committee

Michael Simpson	Director since 1972	Age 67

Retired Chairman of the Board of Castle. Mr. Simpson was elected Vice President of Castle in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an Officer of Castle on August 1, 2001 and stepped down as Chairman in January 2004.

Chairman of the Human Resources Committee

Quorum

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock and Series A Cumulative Convertible Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the annual meeting will be considered to be present at the annual meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Proxies marked as “Abstaining” (including proxies in which a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote at the annual meeting), those shares will also be considered as present for purposes of determining the presence or absence of a quorum at the annual meeting.

Vote Required

      Each holder of record of shares who is entitled to vote may cast one vote per share or, in the case of Series A Cumulative Convertible Preferred shares, per converted share held on all matters properly submitted for the vote of our stockholders at the annual meeting. The affirmative vote of a majority of the shares present at the annual meeting will be required to approve each of the proposals to be considered at the annual meeting.

      Shares that are present and entitled to vote, but which withhold their votes or abstain from voting on a proposal, will have the effect of votes against the proposal. If a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, those shares will not be considered as votes cast with respect to the proposal, but will be considered as present for all other purposes.

      If any nominee for director fails to receive the affirmative vote of a plurality of the shares at the annual meeting, the majority of the directors then in office will be entitled under our certificate of incorporation and bylaws to fill the resulting vacancy in the board of directors. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders.

      All shares entitled to vote and represented by properly executed proxies received and not revoked prior to the annual meeting will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the board of directors.

      If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to votes on those matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the annual meeting.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with A. M. Castle & Co.’s Corporate Secretary, at or before taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the annual meeting and voting in person, although attendance at the annual meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co. 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the annual meeting.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors has three standing committees: the Audit Committee, Governance Committee, and Human Resources Committee.

      The Audit Committee is comprised of four directors, none of whom are employed by Castle. All of the members of the Audit Committee, Messrs. McCartney, Anderson, Donahoe and Puth, are considered

“independent” and are qualified as a “financial expert” as those terms are defined in Item 401 of Regulation S-K and the American Stock Exchange’s listing standards. The Audit Committee is charged with the engagement of Castle’s independent auditors, consulting with the independent auditors, reviewing the results of internal audits and the audit report of the independent auditors engaged by Castle and meets on a regular basis with management to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting, financial controls, or other financial matters of Castle as it deems necessary. The Audit Committee meets at least four times a year. The Board of Directors has adopted a written charter for the Audit Committee, which further describes the duties and responsibilities of the Audit Committee. A copy of the Audit Committee charter was attached as an Appendix to Castle’s 2004 proxy statement. The Audit Committee’s report to stockholders is provided below under “Audit Committee’s Report to Stockholders.”

      The Human Resources Committee, comprised of five directors, reviews and recommends compensation with respect to Castle’s officers and directs the operation of the 2000 Restricted Stock and Stock Option Plan, the 2004 Restricted Stock, Stock Option and Equity Compensation Plan and other compensation benefits granted to various officers. The Board of Directors has delegated to the Human Resources Committee oversight responsibilities for investment strategies of Castle’s pension plan investments. The Human Resources Committee is also charged with making recommendations to the Board of Directors concerning institution, continuation or discontinuation of benefit compensation plans and programs for officers and succession planning for officers and key managers. The Human Resources Committee’s report to stockholders on executive compensation is provided below under “Human Resources Committee’s Report to Stockholders”.

      The Governance Committee was established by the Board in 2002. It is comprised of three Directors, all of whom are considered “independent” as defined in the American Stock Exchange’s listing standard and the regulations under the Securities Exchange Act of 1934. The Committee monitors, reviews, and recommends to the Board of Directors matters relating to Board operations’ such as appropriate size, composition, and organizational structure. The Board of Directors has adopted a written charter for the Governance Committee which further describes the duties and responsibilities of the Governance Committee and was attached as an Appendix to Castle’s 2004 proxy statement.

      The Governance Committee has established a Code of Ethics for both the Board and senior management, which has been adopted by the Board of Directors and was attached as an Appendix to Castle’s 2004 proxy statement. The Committee has adopted the following principles upon which candidates would be evaluated:

•	Integrity and compliance with the Company’s Code of Ethics

•	Relevant experience

•	Absence of any conflict or potential conflict of interest with the Company and its stockholders.

      The Governance Committee will consider candidates suggested by stockholders applying the principles described above. Any stockholder who wishes to recommend individuals for nomination to the Board of Directors is invited to do so in writing, to our Corporate Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance Committee

•	The name of and contact information for the candidate

•	A statement of the candidate’s business and educational background

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Castle

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected

      When seeking candidates for Director, the Governance Committee may solicit suggestions from incumbent Directors, management or others. The committee, at their discretion, may also contract with executive search firms. After conducting an initial evaluation of a candidate, the Governance Committee will interview that candidate if it believes the candidate might be suitable to be a Director. The committee may also ask the candidate to meet with management. If the Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

      During 2005, the Board of Directors held six total meetings, which included its four regularly scheduled quarterly meetings. Also, there were six meetings of the Audit Committee, three meetings of the Governance Committee and four meetings of the Human Resources Committee during 2005. All the directors attended at least 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committee on which they served during 2005. The Board of Directors has determined that a majority of its members, Messrs. Anderson, Donahoe, Hall, Hamada, McCartney, Puth, and Simpson, are independent under the American Stock Exchange’s listing standards.

Director Attendance at Annual Meeting

      Castle typically schedules its quarterly board meeting in conjunction with the Annual Meeting of Stockholders and expects that our Directors and Director nominees will attend, absent a valid reason. Last year all Directors attended our Annual Meeting.

Board Communication

      The Audit Committee has established an electronic communication method on Castle’s website (http://www.amcastle.com) entitled “Board Communications” which provides for electronic communication, either anonymously or identified, with the Audit Committee. Stockholders may also communicate with the Board of Directors or Audit Committee by writing to:

A. M. Castle & Co.
Board Communication or Audit Committee
3400 N. Wolf Road
Franklin Park, Illinois 60131
Attn: Corporate Secretary

      All communications are distributed to the Lead Director or other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting control and auditing matters are received, they will be forwarded by the Secretary to the Chairman of the Audit Committee for review, while matters relating to governance will be forwarded to the Chairman of the Governance Committee for review.

AUDIT COMMITTEE’S REPORT TO STOCKHOLDERS

      The duties and responsibilities of the Audit Committee of the Board of Directors are outlined in the Audit Committee’s charter, which was attached as an Appendix to the 2004 proxy statement and includes the selection and engagement of independent auditors for Castle. The Audit Committee also ascertains the independence and competence of the independent auditors. Prior to making its decision, the Audit Committee reviewed with the independent auditor all relationships between the independent auditor, its related entities and Castle and its subsidiaries. In performing this function, the Audit Committee evaluated the written disclosures received from the independent auditor, such as the letter from the independent auditor required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and engaged in discussions with the independent auditor, including as to whether the provision of non-audit services referred to below is compatible with maintaining their independence.

      The Audit Committee met over the past year with management to review and monitor the Company’s progress in complying with Section 404 of the Sarbanes-Oxley Act relating to the adequacy, reliability and effectiveness of Castle’s internal controls on financial reporting.

      The Audit Committee met throughout and after the close of the fiscal year with the independent auditor and management and reviewed and discussed the results of the annual audit, proposed improvements in accounting practices of Castle and the results and proposed plan of Castle’s internal audit process. The Audit Committee further discussed with the independent auditor all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards AU380).

      As a result of the discussions with the independent auditor and management and the Audit Committee’s review and discussion of the fiscal year-end financial statements and in reliance on the information furnished by management, Castle’s internal auditors and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in Castle’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities Exchange Commission.

      The Audit Committee supervises investigations into matters which may be requested or, in the Audit Committee’s opinion, are appropriate relating to the financial reporting and controls of Castle as well as any other matter which may fall within the scope of the Audit Committee’s responsibilities or as may from time to time be assigned to the Audit Committee by the Board of Directors.

The Audit Committee:

John McCartney, Chairman
Brian P. Anderson
Thomas A. Donahoe
John W. Puth

      The Audit Committee has not made any decision with respect to the engagement of auditors for examination of the consolidated financial statements and other records of Castle for the fiscal year ending December 31, 2006. The Committee is reviewing proposals for this audit work. Each year the Audit Committee reviews and approves in advance the scope of the annual audit by Castle’s independent auditor. The Audit Committee also approves all non-audit professional services by the independent auditor. The Audit Committee approved the non-audit services and considered the possible effect on the auditors’ independence prior to those services being performed.

      During 2005, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively referred to as “Deloitte & Touche”) examined the financial statements of Castle and its subsidiaries, including those contained in the annual report to stockholders, and consulted on annual and quarterly reports filed with the SEC and others for the year 2005.

      As in past years, representatives of Deloitte & Touche are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees

      The aggregate fees billed by Deloitte & Touche for Castle’s 2005 annual financial statements and the review of its 2005 quarterly financial statements in Form 10-Q were $1,234,737. The aggregate fees billed by Deloitte & Touche for audit of Castle’s 2004 annual financial statements and related quarterly financial statements were $1,199,907.

Audit Related Fees

      In 2005 Deloitte & Touche billed Castle $2,400 for work performed related to the Company’s response to an SEC comment letter. In 2004 Castle was billed $12,500 by Deloitte & Touche for related audit services.

Tax Fees

      Castle did not incur any fees to Deloitte & Touche during 2004 or 2005 for professional services with respect to tax compliance, tax advice or tax planning.

All Other Fees

      Castle did not incur any fees to Deloitte & Touche during 2004 or 2005 for any other services.

STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Nominees and Management

      The following table sets forth the number of shares and percentage of Castle’s common stock that was owned beneficially, directly or indirectly, as of March 1, 2006 by each nominee for director and each of Castle’s four other most highly compensated executive officers in 2005 and by all nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially	Percent
Name of Nominee or Executive Officer	Owned(1)	of Class

Brian P. Anderson	7,500	0.04%

Thomas A. Donahoe	8,500	0.05%

Michael H. Goldberg	—	—

William K. Hall	37,803	0.23%

Robert S. Hamada	42,907	0.26%

Patrick J. Herbert, III	5,109,745 (2)	30.72%

John McCartney	46,000	0.28%

G. Thomas McKane	308,040	1.85%

John W. Puth	56,625	0.34%

Michael Simpson	757,860 (3)	4.56%

Lawrence A. Boik	3,333	0.02%

Thomas L. Garrett	37,000	0.22%

Stephen V. Hooks	82,999	0.50%

M. Bruce Herron	83,650	0.50%

All directors and executive officers as a group	6,784,216	40.79%

(1)	Includes shares subject to options and deferred Director fees in phantom stock units that are exercisable on March 1, 2006 or that become exercisable within 60 days after that date for the nominees and executive officers as follows: Mr. Hall, 35,500 shares; Mr. Hamada, 40,077 shares; Mr. Herbert, 49,077 shares; Mr. McCartney, 33,000 shares; Mr. McKane, 46,667 shares; Mr. Puth, 43,000 shares; Mr. Simpson, 46,000 shares; Mr. Boik, 3,333 shares; Mr. Garrett, 37,000 shares; Mr. Hooks, 45,000 shares; Mr. Herron, 74,651 shares; and all directors and executive officers as a group, 484,264 shares.

(2)	Includes 1,793,722 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (See “Related Party Transactions”). Also includes 100,706 shares with respect to which Mr. Herbert has sole voting power and 4,987,962 shares with respect to which Mr. Herbert shares voting power. (See footnote #2 under “Principal Stockholders”) Mr. Herbert has sole dispositive power with respect to 2,585,149 shares and shares dispositive power with respect to 1,020,799 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,053,213 shares.

(3)	Includes 453,632 shares which Mr. Simpson also owns beneficially in four trusts, and 20,992 shares held by another trust in which he is one of five beneficiaries. Also includes 145,740 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (see “Related Party Transactions”).

Principal Stockholders

      The only persons who held of record or, to the knowledge of Castle’s management, owned beneficially, more than 5% of the outstanding shares of Castle’s common stock as of March 1, 2006 are set forth below, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially	Percent
Name and address of Beneficial Owner	Owned	of Class

Patrick J. Herbert, III	5,109,745	30.72%	(1)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504

W. B. & CO., an Illinois partnership	4,117,100	24.76%	(2)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504

J.P. Morgan Chase & Co.	2,304,980	13.88%
270 Park Avenue New York City, New York 10017

Dimensional Fund Advisors, Inc.	836,287	5.03%	(3)
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

(1)	See footnote (2) under “Stock Ownership of Nominees and Management.” These shares include the shares shown in the table as beneficially owned by W.B. & Co.

(2)	The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power and dispositive power with respect to these shares except Mr. Herbert has sole dispositive power with respect to 2,484,443 of these shares.

(3)	These shares are beneficially owned on behalf of fund for which Dimensional Fund Advisors, Inc. serve as investment advisor or manager. Dimensional Fund Advisors, Inc. possesses voting and/or investment power but disclaims beneficial ownership of such securities.

RELATED PARTY TRANSACTIONS

      On November 22, 2002, the Company concluded a sale of 12,000 shares of newly created Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”) for an aggregate purchase price of $12,000,000. Castle sold the Series A Preferred in a private placement to a number of current shareholders mainly comprising W.B. & Co., an Illinois partnership. The Series A Preferred stock has an initial conversion price of $6.69 per share of common stock. The Series A Preferred is entitled to a quarterly dividend equal to the greater of 8% per annum or the total dividends declared and paid on the common stock calculated on a converted basis each year. Castle agreed in connection with the sale to register the common stock when converted under the Securities Act of 1933 and have it listed on the stock exchanges over which Castle stock is traded. The common stock ownership reported in this proxy is calculated and shown as if the Series A Preferred was converted to common stock. The 12,000 shares of Series A Preferred would convert at $6.69 a share into 1,793,722 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Castle’s executive officers and directors and beneficial owners of more than 10% of Castle’s common stock to file initial reports of ownership and reports of changes in ownership of Castle’s common stock with the Securities and Exchange Commission and to furnish Castle with a copy of those reports. Based solely on a review of the copies of these forms furnished to Castle and written representations from Castle’s executive officers and directors and stockholders, all officers met Section 16(a) filing requirements with respect to any trades made in 2005.

DIRECTOR’S COMPENSATION

      Directors who are not officers of Castle or of a subsidiary of Castle receive an annual retainer of $30,000 and $1,500 for each meeting of the Board of Directors. Members of the Human Resources Committee and the Governance Committee receive $1,000 for each committee meeting that they attend and members of the Audit Committee receive $2,000 for each committee meeting they attend. The Chairman of the Human Resources Committee and the Governance Committee receive an additional retainer of $5,000 annually. The Chairman of the Audit Committee receives an additional retainer of $7,500 annually. The Lead Director receives an additional retainer of $5,000 annually. Directors are also reimbursed for travel expenses incurred to attend meetings.

      Under the Director’s Deferred Compensation Plan, directors who are not officers of Castle have the option to defer payments of the retainer and meeting fees in either a stock equivalent unit account or an interest account. Fees held in the interest account are credited with interest at the rate of six percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by Castle’s common stock price on the 15th day after the meeting for which payment is made to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death. If payment from the stock equivalent unit account is made in shares of Castle’s common stock, it will be made as of the date of the request or termination event, whichever occurs last.

      Under the 2004 Restricted Stock, Stock Option and Equity Compensation Plan, non-employee directors are granted an option to purchase 7,500 shares of Castle’s common stock on the first business day in June of each year at a price equal to the closing price of Castle’s common stock as reported by the American Stock Exchange and/or Chicago Stock Exchange for that date or, if no trade occurred on that date, the next preceding date for which there was a reported sale. The option expires ten years after the date on which it is granted. The option also expires upon the outside director’s termination of service from the Board of Directors, unless it is due to death, disability or retirement, in which case the option may be exercised for a period of one year. On June 1, 2005 options were granted to all outside Directors in the amount of 7,500 shares at an exercise price of $14.22 which was the closing stock price on the American Stock Exchange on June 1, 2005. Messrs. Anderson and Donahoe were awarded a stock option of 7,500 shares each at an exercise price of $15.49 on August 4, 2005 after their appointment as Directors.

      Commencing in June 2006, Restricted Stock will be granted to all outside (non-employee) directors in lieu of stock options which will be discontinued. Each outside director will receive Restricted Stock in the equivalent amount of $50,000 valued at the Company’s closing stock price on June 1st or the first business day thereafter if June 1st falls on a weekend. The restriction lapses after one year at which time the stock is fully vested.

HUMAN RESOURCES COMMITTEE’S REPORT TO STOCKHOLDERS

      The executive compensation program is administered by the Human Resources Committee of the Board of Directors, which is comprised of the individuals listed below with responsibilities for all compensation matters for Castle’s senior management. The Human Resources Committee has overall responsibility to review and recommend broad-based compensation plans to the Board of Directors and annual compensation, including salary, cash bonus programs, long-term incentive plans and executive benefits for Castle’s officers. In addition, the Human Resources Committee has been charged by the Board of Directors with oversight responsibilities for the Company’s pension plans and 401(K) profit sharing plan.

      The Human Resources Committee and Castle’s management are committed to the principle that remuneration should be commensurate with performance and the attainment of pre-determined financial and strategic objectives, while at the same time externally competitive in order to attract and keep highly qualified personnel. In carrying out this objective, the compensation for executives is broken down into three categories: base compensation, short-term incentive compensation and long-term incentive compensation.

Base Compensation

      The base salary is targeted in the middle of the range of base salaries paid by companies of comparable size. In establishing base salaries, the Human Resources Committee utilizes outside consultants and industrial surveys to assure that the base salaries are proper and externally competitive. In 2005, after examination and discussion by the independent members of the Board of Directors, the base salary of Mr. McKane, who is Castle’s Chairman and was Chief Executive Officer, was set at $520,000 per annum based on Mr. McKane’s salary history, professional experience, Castle’s performance during 2004 and surveys of base salaries paid by companies of comparable size to their chief executive officers.

Short-Term Incentive Compensation

      Castle’s Management Incentive Plan provides short-term incentive compensation opportunities. The Management Incentive Plan pays annual cash incentives upon achievement of short-term financial objectives which are set by the Board of Directors. Each year, the Board of Directors reviews and approves the business plan developed by management. Incentive compensation, which is an integral part of Castle’s compensation plan, is targeted to award a payout of 50% of an individual incentive opportunity upon meeting the profit goals in the approved business plan. Incentive payouts are prorated from a maximum which is above and a minimum which is below the business plan profit goals based upon performance. The maximum incentive opportunity is determined for each individual and, based on specific job title, can range from 40% to 125% of base compensation. Total incentive opportunity is based in part on the performance of the business segment for which the executive officer is responsible and in part on Castle as a whole. There are two components of Mr. McKane’s and other corporate officers’ incentives: working capital utilization and earnings, relative to the approved business plan. Under the plan, if the minimum established objectives are not met, no incentive compensation is paid. For 2005, the business plan profit goals were exceeded and the maximum payout was made based upon return on the working capital and earnings.

Long-Term Incentive Compensation

      Castle’s long-term incentive compensation for executive officers consists of restricted stock and stock options granted under the 2000 Restricted Stock and Stock Option Plan and Performance Based Stock Plan established under the 2004 Restricted Stock, Stock Option and Equity Compensation Plan.

Stock Options

      Stock options are granted at an exercise price equal to the average closing price of Castle’s common stock for the ten (10) day period preceding the date of the grant. Each stock option becomes exercisable over a three-year period, with 1/3 becoming exercisable after each year. Each stock option expires ten years after the date of grant. The Human Resources Committee has, in the past, granted stock options to officers each year and to other senior management and key employees every other year (even-numbered years).

      In 2005 no stock options were granted. The Human Resources Committee granted stock options in prior years as reflected in the tables that follow this report. The number of options granted by the Human Resources Committee to Mr. McKane and other officers reflects competitive industry practice as reported and analyzed by independent industrial surveys, based on position, responsibilities and performance of the recipient.

Performance Stock

      In 2005 the Board of Directors established a long term incentive performance based stock compensation which is intended to replace stock options. Under this program, Performance Share payouts in the form of Company common stock, under the 2004 Restricted Stock, Stock Option and Equity Compensation Plan are based upon the achievement of predetermined targeted Return on Total Capital and targeted Cumulative Net Earnings over a three year period (2005, 2006, and 2007). Individuals are granted a number of shares based upon achieving targeted goals. The number of shares awarded to the individual at the end of the three year period rises to a maximum of 2 times targeted shares granted or falls to zero shares depending on the accumulative Company performance at the end of the three year period. Award of shares is based 70% of granted shares determined by the Accumulated Net Earnings attainment and 30% of the granted shares determined by the Return on Total Capital attainment. The Board of Directors set the target on Return on Total Capital at 14% with maximum payout at 16% and minimum payout at 12% below which no stock will be awarded on that portion of the grant. The target set for Cumulative Net Earnings was 71.7 million dollars with a maximum payout at 100.4 million dollars and minimum payout at 59.1 million dollars below which no stock will be awarded on that portion of the grant. Maximum payout is an award of stock in the amount of 2 times the granted shares and minimum payout is an award of 10% of granted shares.

      If an individual leaves the Company due to retirement, death or disability, the individual receives a pro-rata portion of any award made at the end of the performance period based upon the length of time actively employed during the performance period. The Board may grant shares to a new employee who joins the Company during the performance period under conditions they deem appropriate.

      The tables which follow and the accompanying narrative and footnote reflect the decisions covered by the above discussion.

The Human Resources Committee:

Michael Simpson, Chairman
William K. Hall
Robert S. Hamada
Patrick J. Herbert, III
John W. Puth

Compensation Committee Interlocks and Insider Participation

      During 2005, Patrick J. Herbert, III and Michael Simpson served as members of the Human Resources Committee. Mr. Simpson was elected a Vice President of Castle in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an Officer of Castle on August 1, 2001. Mr. Herbert is a general partner of W.B. & Co., an Illinois partnership. On November 22, 2002, Castle concluded a sale of 12,000 shares of newly created Series A Cumulative Preferred Stock for an aggregate purchase price of $12,000,000. W.B. & Co. purchased a significant portion of those shares (See “Related Party Transactions” on page 14).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table shows, for 2003, 2004, and 2005, the cash compensation paid by Castle and its subsidiaries, as well as other compensation paid or accrued for those years, to Mr. McKane and each of Castle’s four other most highly compensated executive officers in 2005.

					Long-Term Compensation

					Awards		Payouts($)

Annual Compensation						Securities
					Restricted	Underlying
				Other Annual	Stock	Options/	Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards($)	SARs(#)	LTIP

G. Thomas McKane(1)	2005	520,000	647,156	21,164	—	—	—
Chairman & CEO	2004	464,153	478,750	19,985	—	—	—
	2003	460,000	40,020	11,824	—	140,000	—

Stephen V. Hooks	2005	269,865	268,072	7,998	—	—	—
Executive Vice President &	2004	236,430	238,099	8,332	—	—	—
President (Castle Metals)	2003	226,000	13,398	5,909	—	45,000	—

Lawrence A. Boik(2)	2005	225,961	168,945	7,217	—	—	—
Vice President, CFO &	2004	171,111	118,915	7,482	—	—	—
Treasurer	2003	47,673	10,000	2,102	—	—	—

Thomas L. Garrett	2005	188,577	64,861	392	—	—	—
President — Total Plastics Inc.	2004	177,061	118,993	380	—	—	—
	2003	156,546	24,000	329	—	—	—

M. Bruce Herron	2005	188,358	109,500	11,250	—	—	—
Vice President	2004	192,971	98,844	11,608	—	—	—
	2003	192,971	11,887	10,941	—	16,000	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

A
All Other
Compensation
Name and Principal Position	($)(3)

G. Thomas McKane(1)	40,685
Chairman & CEO	15,358
6,938

Stephen V. Hooks	21,080
Executive Vice President &	7,514
President (Castle Metals)	3,288

Lawrence A. Boik(2)	17,558
Vice President, CFO &	4,932
Treasurer	3,700

Thomas L. Garrett	14,366
President — Total Plastics Inc.	2,453
2,273

M. Bruce Herron	14,633
Vice President	2,817
2,888

(1)	Mr. McKane served as Chairman and CEO from January 2004 until January 2006. In January, 2006, Mr. Michael H. Goldberg was elected President and CEO.

(2)	Mr. Boik joined Castle on September 2, 2003.

(3)	Consists of Castle’s contribution to A. M. Castle & Co. Employees Profit Sharing Plan and Supplemental Plan

Options Grants in 2005

      There were no stock options granted in 2005 to Mr. McKane or Castle’s four other most highly compensated executive officers under Castle’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan or Castle’s 2000 Restricted Stock and Stock Option Plan.

Aggregated Option Exercises in 2005 and Year-End Option Values

      The following table sets forth information with respect to Mr. McKane and Castle’s four other most highly compensated executive officers concerning the exercise of options during 2005 and unexercised options held as of December 31, 2005. The closing price of Castle’s common stock on the last trading day of 2005 was $21.84 per share.

			Number of
			Securities	Value of
			Underlying	Unexercised In-
			Unexercised	the-Money
			Options/SARS at	Options/SARS at
			Year-End(#)	Year-End($)

	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise(#)	Value Realized($)	Unexercisable	Unexercisable

G. Thomas McKane	533,333	4,691,704	0/46,667	0/776,072

Stephen V. Hooks	101,608	1,074,764	30,000/15,000	498,900/249,450

Lawrence A. Boik	6,667	90,970	0/3,333	0/55,428

Thomas L. Garrett	23,000	235,000	31,000/6,000	342,688/99,780

M. Bruce Herron	64,000	671,038	64,492/5,333	934,859/88,688

Long-Term Incentive Plans — Awards in Last Fiscal Year

      The following table sets forth information with respect to grants of performance shares(1) to Castle’s five most highly compensated executive officers during 2005.

			Estimated Future Payouts Under
	Number of Shares,	Performance or Other	Non-Stock Price Based Plans
	Units or Other	Period Until
Name	Rights (#)	Maturation or Payout	Threshold	Target	Maximum

G. Thomas McKane	113,700	1/1/05 - 12/31/07	11,370	113,700	227,400

Stephen V. Hooks	42,000	1/1/05 - 12/31/07	4,200	42,000	84,000

Lawrence A. Boik	35,000	1/1/05 - 12/31/07	3,500	35,000	70,000

Thomas L. Garrett	14,500	1/1/05 - 12/31/07	1,450	14,500	29,000

M. Bruce Herron	10,000	1/1/05 - 12/31/07	1,000	10,000	20,000

      1 Performance shares are granted in accordance with the program described on page 13 under “Performance Stock”

Pension Plan Table

      The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under Castle’s qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plan and years of service with Castle and its subsidiaries:

	Years of Service

Remuneration($)	10	15	20	15	30	35	40

145,000	24,167	36,250	48,333	60,417	72,500	84,583	96,667

185,000	30,833	46,250	61,667	77,083	92,500	107,917	123,333

200,000	33,333	50,000	66,667	83,333	100,000	116,667	133,333

250,000	41,667	62,500	83,333	104,167	125,000	145,833	166,667

275,000	45,833	68,750	91,667	114,583	137,560	160,417	183,333

300,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000

325,000	54,167	81,250	108,334	135,417	162,500	189,583	216,667

400,000	66,667	100,000	133,333	166,667	200,000	233,333	266,667

450,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000

500,000	83,333	125,000	166,667	208,333	250,000	291,667	333,333

      The pension benefits shown in the table above are determined by the remuneration, which is the average of the highest cash compensation paid (approximately base salary plus bonus as shown in the Summary Compensation Table) for any five consecutive years of service prior to retirement. Pensions are paid as a straight-life annuity and are subject to reduction for a joint and survivor benefit, if elected by the participant. The amounts shown in the table above are prior to reduction for social security benefits. Benefits are reduced based on one-half of the social security benefits for the individual attributable to the working period with Castle. The current fully accredited years of service for Messrs. McKane, Hooks, Boik, Garrett, and Herron under the plan are 5, 33, 2, 7, and 35 years respectively.

Change in Control Agreements

      The change in control agreements between Castle and Messrs. Hooks and Boik require two events to occur before any payments are required. Upon the occurrence of the two events (the “double trigger”), this agreement provides for a lump sum, based on total compensation paid over the twelve-month period prior to the occurrence of the change in control event, to be paid upon the executive officer’s termination of employment. The amount paid under the agreement cannot exceed 2.99 times his total average annual compensation over the prior five years. The agreements provide that, if the lump sum exceeds 2.99 times the prior year compensation due to an acceleration of vesting and exercise of previously granted stock options, the amount paid will be increased to cover the amount of any excise tax which may be levied on the amount paid.

      The change in control event set forth in the agreements is either (1) a change in ownership, direct or indirect, in excess of 25% of Castle’s outstanding shares by a group or person who did not own that amount of shares on January 25, 1996; (2) the occurrence of any transaction relating to Castle required to be described pursuant to the requirements of Item 5.01 of Form 8-K under the Securities Exchange Act of 1934; or (3) any change in the compositions of the Board of Directors over a two-year period that results in the directors at the beginning of that period not constituting a majority of the Board of Directors at the end of that period, excluding any new directors who are elected by or by recommendation of the then present majority of the Board of Directors.

      The executive officer’s right to payment arises if, within 24 months after the change in control event, (1) the duties or responsibilities of the executive officer are substantially changed or reduced, the executive officer is transferred or relocated or the compensation rate of the executive officer is reduced and the executive officer terminates his/her employment; or (2) the executive officer is discharged for any reason other than cause, death or disability.

      In addition to the change in control agreement both Messrs. Hooks and Boik have an executive agreement relating to termination without cause in connection with the engagement of a new President and CEO of the Company.

      Mr. Boik’s agreement provides for a termination benefit of one year’s base salary plus one year of health benefits and one year’s use of the Company car if termination occurs without cause. All benefits would cease if Mr. Boik obtains new employment prior to the end of the one year period.

      Mr. Hooks’ agreement provides that upon termination without cause or due to a substantial reduction in pay or responsibilities or relocation outside the Chicago area, he would receive one year’s base salary, a pay out of management incentive compensation at the higher of target or actual pay out for the year of termination, and a pro-rata pay out of the long term incentive compensation at the higher of target or actual pay out. In addition, he would have the use of the Company car and health benefits for one year. The use of the Company car and health benefits paid would terminate if employment was found prior to the end of the one year period.

      Mr. Boik’s agreement terminates on September 1, 2008. Mr. Hooks’ agreement terminates on February 1, 2008.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

      The SEC requires Castle to include in this proxy statement a line graph comparing the yearly percentage change in the cumulative total stockholder return on Castle’s common stock to those of the S&P 500 Stock Index and either a published industry group index consisting of metal service centers or specialty metal distributors, or a peer group. Since there is no published index and there are now five competitors of Castle which are publicly held and have been actively traded on a national exchange for a period of more than one year, the Board of Directors has selected a peer group which includes those five competitors. This is a change from last year’s peer group which included a durable goods manufacturer with comparable market capitalization. Both groups are shown and a list of these companies follows the graph below.

1999 — 2005

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG A. M. CASTLE & CO., THE S&P 500 INDEX
AND A PEER GROUP

1999-2004

Peer Group Companies:

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

A.M. CASTLE & CO	100.00	86.25	47.86	76.78	125.59	229.72

S & P 500	100.00	88.12	68.64	88.33	97.94	102.75

NEW PEER GROUP	100.00	113.35	94.05	148.91	200.02	292.37

OLD PEER GROUP	100.00	118.65	107.21	175.16	254.49	365.43

New Peer Group	Old Peer Group

Central Steel & Wire Earl M. Jorgenson Company Olympic Steel, Inc Reliance Steel and Aluminum Co. Ryerson, Inc.	Olympic Steel, Inc. Steel Technologies, Inc. Reliance Steel and Aluminum Co. Russel Metals, Inc. Ryerson, Inc.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the annual meeting other than the matters set forth in the notice and described in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the holders of the proxies will vote on those matters in their discretion.

Householding of Proxy Materials

      The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 3400 North Wolf Road, Franklin Park, Illinois 60131. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS

      In order for proposals by stockholders to be considered for inclusion in Castle’s proxy statement and form of proxy for Castle’s 2007 annual meeting of stockholders, Maryland Law and the Company’s Bylaws, and SEC and Stock Exchange rules require that any stockholder who proposes a nominee for election as a director or any other matter for consideration at a meeting of stockholders provide notice of the nomination or proposal to Castle not later than 120 days before the anniversary of the date of the prior year’s annual meeting. Under the Rules of the Securities Exchange Commission the deadline for submitting stockholder proposals is December 2, 2006 for nomination or proposals to be presented at Castle’s 2007 annual meeting of stockholders.

Jerry M. Aufox

Secretary

March 31, 2006

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 27, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach and mail in the envelope provided.
042804
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS .
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1. Election of Directors:

NOMINEES
☐	FOR ALL NOMINEES	O Brian P. Anderson
☐	WITHHOLD AUTHORITY	O Thomas A. Donahoe
	FOR ALL NOMINEES	O Michael. H. Goldberg
☐	FOR ALL EXCEPT	O William K. Hall
	(See instructions below)	O Robert S. Hamada
O Patrick J. Herbert, III
O John McCartney
O G. Thomas McKane
O John W. Puth
O Michael Simpson
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of each of the nominees as Directors.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 0

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. M. CASTLE & CO.
Annual Meeting of Stockholders on April 27, 2006
     The undersigned hereby constitutes and appoints Michael Simpson and G. Thomas McKane, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 27, 2006, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
     THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
SEE REVERSE SIDE

14475 0